EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Interpool Finalizes Deferred Tax Accounting Treatment for New Barbados Tax Protocol;
Company Expects No Impact on Its 2004 Financial Results

          PRINCETON, N.J., February 11, 2005 - Interpool, Inc. (NYSE: IPX) announced today that the company has finalized the accounting treatment for deferred taxes associated with the new protocol to the income tax treaty between the United States and Barbados that was enacted on December 20, 2004. As a result of its re-listing on the New York Stock Exchange on January 13, 2005, the company does not expect any changes to its deferred or current tax liability to be required as a result of the new Barbados protocol.

          "We are pleased with our timely listing on the New York Stock Exchange, which allowed us to quickly re-qualify for benefits under the new Barbados protocol," said Martin Tuchman, Interpool's Chairman and Chief Executive Officer.

          The protocol became effective on January 1, 2005, and set forth stricter eligibility requirements than had previously been in place. Among other things, eligibility for treaty benefits is now dependent upon Interpool Inc.'s common stock being listed on a recognized stock exchange on which the common stock is primarily and regularly traded. At the time the protocol was enacted, Interpool was not listed on a recognized stock exchange, having been de-listed by the New York Stock Exchange during April, 2004. On January 13, 2005, Interpool was re-listed on the New York Stock Exchange, and the company believes that such re-listing allows it to satisfy both the "primarily and regularly traded" requirements of the protocol.

          At the time that Interpool filed its Form 10-Q for the quarter ended September 30, 2004 on December 27, 2004, it was uncertain as to when its stock would be re-listed on a recognized stock exchange. As a result, the company had stated that, due to the recent enactment of the new protocol and the fact that its common stock was not then trading on a recognized stock exchange, Interpool would be required to record an increase in its net deferred tax liability during the fourth quarter of 2004 to reflect the U.S. tax rate beginning January 1, 2005 rather than the 3% Barbados rate previously used. This increase, while not resulting in any current cash outflow, was expected to result in a substantial deferred tax expense, which would have a material adverse effect on Interpool's reported net income for the fourth quarter of 2004 and the year ending December 31, 2004 as well as a material adverse effect on Interpool's reported retained earnings. In its Form 10-Q, the company stated that such deferred tax expense was expected to be substantially reversed in the period during which Interpool subsequently qualified for benefits under the new protocol.

          As discussed above, given its January 13, 2005 re-listing on the New York Stock Exchange, the company now believes that it qualifies for treaty benefits under the new protocol. As a result, no adjustment to the net deferred tax liability or additional deferred tax expense will be required for the fourth quarter of 2004. In addition, historically, no deferred U.S. tax has been provided on the company's unremitted foreign earnings since it is the company's past practice and future intention to permanently reinvest such earnings. Interpool is now exploring the implications of the repatriation provision contained in the American Jobs Creation Act of 2004, but has not yet decided to repatriate any of its foreign earnings.

          The company could be subject to a current U.S. tax expense for the period from January 1, 2005 to January 12, 2005, when it did not qualify for treaty benefits. However, the company has estimated that there should be no current tax expense for this 12-day period.

          Interpool is one of the world's leading suppliers of equipment and services to the transportation industry. The company is the world's largest lessor of intermodal container chassis and a world-leading lessor of cargo containers used in international trade.

          This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company's SEC filings. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

           Contact Information: Interpool, Inc. James F. Walsh, 609-452-8900